Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS RESOURCE PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS RESOURCE PARTNERS, L.P. (this “Amendment”), dated as of July 25 , 2012, is entered into and effectuated by Atlas Resource Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Sections 5.5 and 13.1(g) of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 13, 2012 (the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

WHEREAS, Section 5.5(a) of the Limited Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

WHEREAS, Section 5.5(b) of the Limited Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.5(a) of the Limited Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Limited Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Limited Partnership Agreement that the General Partner determines to be necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Limited Partnership Agreement, and the General Partner has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of the Preferred Units, (ii) the conversion of the Preferred Units into Common Units in accordance with the terms described herein and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Limited Partnership Agreement is hereby amended as follows:

1. Section 1.1 of the Limited Partnership Agreement is hereby amended to add or amend the following definitions in appropriate alphabetical order:

“Converted Common Units” has the meaning assigned to such term in Section 6.1(d)(xiii).

“Common Unit Equivalent” means a Common Unit or, in the case of an issuance of a Partnership Interest exercisable, exchangeable or convertible into a Common Unit, the equivalent number of Common Units for which such other issuance of Partnership Interest is exercisable, exchangeable or convertible into, on an accreted and fully diluted basis.

“Percentage Interest” means as of any date of determination, (a) as to any holder of Class A Units, the Percentage Interest attributable to such Class A Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Class A Units held by such holder by (y) the sum of the total number of all Outstanding Common Units, the total number of Common Unit Equivalents related to the Outstanding Preferred Units and the total number of Outstanding Class A Units; (b) as to any holder of Common Units or Preferred Units, the Percentage Interest attributable to such Common Units or Preferred Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Common Unit Equivalents related to the Common Units or Preferred Units, as applicable, held by such holder, by (y) the sum of the total number of all Outstanding Common Units, the total number of Common Unit Equivalents related to the Outstanding Preferred Units and the total number of Outstanding Class A Units; and (c) as to the holders of additional Partnership Interests issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Partnership Interests shall mean the aggregate Percentage Interest attributable to all such Partnership Interests. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Preferred Class B Certificate of Designation” means the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional, and other Special Rights of Class B Preferred Units and Qualifications, Limitations and Restrictions thereof of Convertible Class B Preferred Units of the Partnership dated July 25, 2012 and attached hereto as Exhibit 5.11(a) and incorporated herein.

“Preferred Unit” means a Partnership Security having the rights and obligations set forth in the Preferred Class B Certificate of Designation. A Preferred Unit shall not constitute a Unit or a Common Unit until such time as such Preferred Unit is converted into a Common Unit.

2. Article IV of the Limited Partnership Agreement is hereby amended to add a new Section 4.11 as follows:

SECTION 4.11. Restriction on Transfers of Preferred Units.

No Preferred Unit shall be transferable by any Holder except to an Affiliate thereof.

3. Section 5.4(a) of the Limited Partnership Agreement is hereby amended and restated as follows:

The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the General Partner shall adopt the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3, unless otherwise required by applicable law. The initial Capital Account balance in respect of each Preferred Unit shall be $26.03, and the initial Capital Account balance of each holder of Preferred Units in respect of all Preferred Units held by such holder shall be the product of such initial balance for a Preferred Unit multiplied by the number of Preferred Units held by such holder.

4. Section 5.4(d)(i) of the Limited Partnership Agreement is hereby amended and restated as follows:

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of a Preferred Unit, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of the conversion of a Preferred Unit, immediately after such conversion) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership; and provided further, that, in the event of multiple conversions of Preferred Units within a single month or shorter time period, the General Partner may (to the extent not prohibited by final Treasury Regulations or similarly binding authority) adjust the Capital Account of all Partners and the Carrying Value of each Partnership property once for such period or otherwise adjust the timing of such adjustments to reduce the administrative burden of multiple adjustments. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Preferred Unit, first to the Partners holding Common Units and converted Preferred Units until the Capital Account attributable to each such Unit is the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Preferred Units is not sufficient to cause the Capital Account attributable to each Common Unit and converted Preferred Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or immediately after the conversion of Preferred Units) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests (on a fully converted basis) of all Partners at such time and, if before the conversion of any Preferred Units, may reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any unconverted Preferred Units over the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

5. Article V of the Limited Partnership Agreement is hereby amended to add a new Section 5.11 reflecting a new series of Partnership Securities as follows:

SECTION 5.11. Class B Preferred Units

The General Partner has designated and created a series of Partnership Securities designated as “Convertible Class B Preferred Units” and consisting of a total of 3,841,721 of such Preferred Units and fixed the designations, preferences and relative, participating, optional and other special rights of the Preferred Units and qualifications, limitations and restrictions thereof as set forth in the Preferred Class B Certificate of Designation. The Preferred Class B Certificate of Designation evidencing Preferred Units is attached as Exhibit 5.11(b).

6. Section 6.1(d)(iii)(A) of the Limited Partnership Agreement is hereby amended and restated as follows:

(A) (I) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Common Units or Class A Units, as the case may be for a taxable year is greater (on a per Common Unit basis or per Class A Unit basis, as the case may be) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Common Units or Class A Units, as the case may be (on a per Common Unit basis or a per Class A Unit basis, as the case may be), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (1) the amount by which the distribution (on a per Common Unit basis or per Class A Unit basis, as the case may be) to such Unitholder exceeds the distribution (on a per Common Unit basis or per Class A Unit basis, as the case may be) to the Unitholders receiving the smallest distribution and (2) the number of Common Units or Class A Units, as the case may be, owned by the Unitholder receiving the greater distribution.

(II) For each taxable period, each holder of a Preferred Unit will be allocated gross income and gain equal to the total amount of cash or Net Agreed Value of property distributed to such holder with respect to such Preferred Unit.

7. Section 6.1(d) of the Limited Partnership Agreement is hereby amended to add a new Section 6.1(d)(xiii) as follows:

(xiii) Limitation on Loss Allocations. Notwithstanding any other provision of this Section 6.1, to the extent that an allocation of Net Loss or Net Termination Loss would cause any Unitholder to have a deficit balance in its Capital Account at the end of a taxable period (or increase any existing deficit balance in its Capital Account), such Net Loss or Net Termination Loss shall be allocated (A) first, to the holders of Units other than Preferred Units, in proportion to and to the extent of the positive Adjusted Capital Account balances attributable to such Units, and (B) thereafter, to the holders of Preferred Units, in proportion to and to the extent of the positive Adjusted Capital Account balances attributable to such Preferred Units.

8. Article VI of the Limited Partnership Agreement is hereby amended to add a new Section 6.1(f) as follows:

(f) To implement any liquidation preference granted to any Preferred Units under the Certificate of Designation, no Net Losses or Net Termination Losses will be allocated with respect to any Preferred Unit, except that if Net Termination Losses exceed the Capital Accounts attributable to Common Units and Class A Units, or the General Partner otherwise determines an allocation of Net Termination Losses to the Common Units and Class A Units would not have or be deemed to have substantial economic effect, then after the application of Section 6.1(c)(ii)(A), Net Termination Losses will be allocated in the amounts and order of priority necessary to implement the liquidation preferences granted to the Preferred Units.

9. Section 6.2 of the Limited Partnership Agreement is hereby amended to add the following as Section 6.2(k) immediately following Section 6.2(j):

“(j) If Capital Account balances are reallocated between the Partners in accordance with Section 5.4(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).”

10. Section 6.4(a) of the Limited Partnership Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.4. Distributions of Available Cash from Operating Surplus.

(a) Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.5(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Preferred Units, Pro Rata, until there has been distributed in respect of each Preferred Unit then Outstanding then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units and Preferred Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the First Target Distribution for such Quarter;

(iv) Fourth, (A) 2% to the holders of Class A Units, Pro Rata, (B) 85% to the holders of Common Units and Preferred Units, Pro Rata, and (C) 13% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Second Target Distribution for such Quarter; and

(v) Fifth, (A) 2% to the holders of Class A Units, Pro Rata, (B) 75% to the holders of Common Units and Preferred Units, Pro Rata, and (C) 23% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Third Target Distribution for such Quarter; and

(v) Thereafter, (A) 2% to the holders of Class A Units, Pro Rata, (B) 50% to the holders of Common Units and Preferred Units, Pro Rata, and 48% to the holders of the Incentive Distribution Rights, Pro Rata.

provided, however,

(1) if the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(v), and

(2) in any Quarter for which Preferred Units, on a Common Unit Equivalent basis, receive distributions in excess of the distributions received by the Common Units, for purposes of calculating the deemed amounts distributed under clauses (i) through (v) above per Common Unit Equivalent, only the per Unit amount distributed to the holders of Common Units shall be considered.

(b) Prior to any distribution to holders of Common Units, cash will be distributed to any classes of preferred units, including the Preferred Units, in the amounts and orders of priority specified in their respective certificates of designations, including the Preferred Class B Certificate of Designation.

11. Section 6.5 of the Limited Partnership Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.5. Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, as follows:

(a) First, 2% to the holders of Class A Units, Pro Rata, and 98% to the holders of Common Units and Preferred Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price; and

(b) Second, any remaining Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

12. Article VI of the Limited Partnership Agreement is hereby amended to add a new Section 6.9 as follows:

SECTION 6.9. Special Provisions Relating to Holders of Converted Common Units.

A holder of a Converted Common Unit resulting from the conversion of a Preferred Unit into a Common Unit pursuant to Section 5.11 and the Preferred Class B Certificate of Designation shall be required to provide notice to the General Partner of the number of Converted Common Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiii)(B) or the application of Section 6.1(d)(xiii)(A), the General Partner has previously determined, based on advice of counsel, that the Converted Common Unit should have, as substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year. The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.9, the General Partner shall take whatever steps are required to provide economic uniformity to the Converted Common Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xiii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Units represented by Unit Certificates.

B. Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

EXECUTION VERSION

CERTIFICATE OF DESIGNATION OF

THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS OF PREFERRED UNITS AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

OF

CONVERTIBLE CLASS B PREFERRED UNITS

ATLAS RESOURCE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and its Limited Partnership Agreement, does hereby state and certify that pursuant to the authority expressly vested in ATLAS RESOURCE PARTNERS GP, LLC, its general partner (the “General Partner”), the General Partner duly adopted the following resolutions, which remain in full force and effect as of the date hereof:

RESOLVED, that the Certificate of Designation of the Convertible Class B Preferred Units of the Partnership dated as of July 25, 2012 (this “Certificate of Designation”) be and hereby is adopted as follows:

RESOLVED, that each of the Convertible Class B Preferred Units rank equally in all respects and shall be subject to the following terms and provisions:

1.      Designation. There is hereby created a series of units designated as the “Convertible Class B Preferred Units” (the “Preferred Units”). The number of Preferred Units shall be 3,841,721 and the face value of each Preferred Unit shall be the Execution Date Unit Price (the “Face Value”).

2.      Definitions. For purposes of this Certificate of Designation, the following terms have meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Certificate of Designation” has the meaning assigned to it in the recitals hereof.

“Conversion Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner or the Partnership to act as conversion agent for the Preferred Units; provided, that if no Conversion Agent is specifically designated for the Preferred Units, the General Partner shall act in such capacity.

“Conversion Rate” has the meaning assigned to it in Section 7 hereof.

“Distribution Payment Date” has the meaning assigned to it in Section 3 hereof.

“DWAC” has the meaning assigned to it in Section 8(g) hereof.

“Execution Date Unit Price” means $26.03.

“Expiration Date” has the meaning assigned to it in Section 9(e) hereof.

“Ex-distribution Date” is the first date upon which a sale of Common Units that will settle regular way (T+3) will not transfer the right to receive the relevant issuance or distribution from the seller of Common Units to its buyer.

“Face Value” has the meaning assigned to it in Section 1 hereof.

“Fair Market Value” of property means the amount that a willing buyer would pay a willing seller in an arm’s-length transaction of such property, unless otherwise stated, as determined in good faith by the Partnership.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Holder” means the Person in whose name Preferred Units are registered, which the Partnership and the Conversion Agent shall deem to be the owner of such Preferred Units for the purpose of making distributions on, and settling conversions of, as well as for other purposes relating to, such Preferred Units.

“Junior Units” means Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, rank junior to the Preferred Units, including but not limited to the Common Units. “Junior Units” do not include Class A Units or Incentive Distribution Rights.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 13, 2012, as amended hereby and as may be amended from time to time.

“Liquidation Value” has the meaning assigned to it in Section 4 hereof.

“Mandatory Conversion Date”. means July 25, 2015.

“Market Disruption Event” means the occurrence or existence for more than one-half hour in the aggregate on any Scheduled Trading Day for the Common Units of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) or quoting, if applicable, in the Common Units or in any options, contracts or future contracts relating to the Common Units and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“Merger Agreement” has the meaning assigned to it in Section 5 hereof.

“Officer” means any of the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the General Partner.

“Optional Conversion Date” has the meaning assigned to it in Section 8(a) hereof.

“Partnership” has the meaning assigned to it in the recitals hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3 hereof.

“Record Date” means (i) with respect to distributions on Common Units or Preferred Units, the date established by the General Partner prior to any Distribution Payment Date on which a holder of Common Units or Preferred Units, as the case may be, must be a holder on the books of the Partnership to receive the applicable distribution, and (ii) with respect to any distribution on Common Units where, or other transaction or event in which, the holders of Common units have the right to receive any cash, security or other property, or transaction or event in which Common Units are exchanged for or converted into any combination of cash, security or other property, the date fixed for determination of holders of Common Units entitled to receive such cash, securities or other property (whether such date is fixed by the General Partner or by statute, contract or otherwise). Such Record Date shall apply regardless of whether a particular Record Date is a Business Day.

“Reference Property” has the meaning assigned to it in Section 11(a) hereof.

“Reorganization Event” has the meaning assigned to it in Section 11(a) hereof.

“Reorganization Event Conversion” has the meaning assigned to it in Section 10 hereof.

“Reorganization Event Conversion Date” has the meaning assigned to it in Section 10 hereof.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which Common Units are listed or admitted for trading or, if Common Units are not listed or admitted for trading on any U.S. national or regional securities exchange or market, a Business Day

“Spin-off” has the meaning assigned to it in Section 9(c) hereof.

“Tender Offer Valuation Period” has the meaning assigned to it in Section 9(c) hereof.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) (x) the New York Stock Exchange is open for trading, or, if the Common Units are not listed on the New York Stock Exchange, the principal U.S. national or regional securities exchange on which the Common Units are listed is open for trading, (y) if the Common Units are not traded on a U.S. national or regional securities exchange but are quoted on the over-the-counter market by Pink OTC Markets Inc. or a similar organization, Pink OTC Markets Inc. or such similar organization, as applicable, is open for quoting or (z) if the Common Units are not traded on a U.S. national or regional securities exchange nor quoted by Pink OTC Markets Inc. or a similar organization, such day is a Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system or, if applicable, regular quoting on the relevant quotation system.

“Valuation Period” has the meaning assigned to it in Section 9(c) hereof.

3.    Distributions; Allocations. The Holders of Preferred Units shall be entitled to receive on any Distribution Payment Date cash distributions (“Preferred Distributions”) equal to the greater of (a) $ 0.40 and (b) the quarterly Common Unit distribution payable for the most recently completed Quarter, in each case multiplied by the number of Common Units into which such Preferred Unit is convertible pursuant to Section 7, prior to any other distributions pursuant to Sections 6.4 or 6.5 of the Limited Partnership Agreement in respect of Junior Units; provided that the Holders of Preferred Units shall not be entitled to any distribution in respect of the Quarter ending June 30, 2012 or any Quarter prior thereto. Preferred Distributions shall be paid in any Quarter on the same date as the distribution payment date for Common Units, and the Record Dates for distributions on the Preferred Units and Common Units shall be the same; provided, that if no distribution is paid with respect to the Common Units for any Quarter, the distribution payment date for the Preferred Units shall be set by the General Partner to be a date no later than the 45th day following the end of such Quarter (the date distributions are paid on the Preferred Units, as set forth above, a “Distribution Payment Date”). If the Partnership fails to pay in full any Preferred Distribution (or portion thereof), then (x) the General Partner may cause the Partnership to pay such unpaid Preferred Distribution at such time and with such special Record Date as it may select and (y) the Partnership shall not be permitted to, and shall not, make any distributions in respect of any Junior Units unless and until all unpaid Preferred Distributions have been paid in full. No interest shall accrue or be paid with respect to any unpaid distribution to the Holders of Preferred Units.

4.    Liquidation Value. In the event of any liquidation, dissolution or winding up of the Partnership or the sale or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Holders of the Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to unit holders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other existing or subsequently created class or series of equity securities, the amount of Face Value per unit plus all unpaid Preferred Distributions (collectively, the “Liquidation Value”). The foregoing shall not affect any rights which Holders of Preferred Units may have to monetary damages.

5.    Issuance of Preferred Units. The Preferred Units shall be issued by the Partnership pursuant to an Agreement and Plan of Merger, dated as of May 17, 2012 and amended pursuant to that Amendment No. 1 to Agreement and Plan of Merger dated as of July [ ], 2012 (the “Merger Agreement”), in each case between the Partnership and Titan Operating, L.L.C., among others.

6.    Voting Rights. Except as provided herein or as a result of requirements imposed by Delaware law, the Preferred Units shall have no voting rights. The affirmative vote of a majority of the outstanding Preferred Units shall be necessary for repeal of this Certificate of Designation or the Certificate of Limited Partnership or Limited Partnership Agreement or any amendment to the Limited Partnership Agreement that may adversely affect any of the rights, preferences, obligations or privileges of the Preferred Units, except that no Holder of Preferred Units shall have any voting rights with respect to a Reorganization Event except to the extent it has converted any of its Preferred Units to Common Units at or prior to the Record Date for Common Units to vote or consent with respect to any Reorganization Event.

7.      Conversion.

(a) Each Preferred Unit, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of Common Units equal to the Liquidation Value divided by the Execution Date Unit Price (the “Conversion Rate”), subject to adjustment pursuant to Section 9 hereof.

(b) Holders shall have the right to convert their Preferred Units, in whole or in part, at any time prior to the Mandatory Conversion Date, into Common Units at the Conversion Rate, subject to adjustments pursuant to Section 9 hereof.

(c) If a Preferred Unit conversion shall occur before a Record Date for payment of a distribution on the Common Units in respect of any completed Quarter and the Preferred Units convert into additional Common Units (because of the increase in the Liquidation Value by virtue of the unpaid Preferred Distribution in respect of such completed Quarter), the Common Units issued in such conversion shall not receive the Common Unit distribution with respect to such completed Quarter.

8.      Conversion Procedures.

(a) In order to exercise the right to convert Preferred Units evidenced by book entry prior to the Mandatory Conversion Date under Section 7(b), Holders of such Preferred Units must:

(1) complete and manually sign the “Notice of Optional Conversion” (as set forth on the form of Unit certificate or attached as Exhibit A hereto) or a facsimile thereof;

(2) deliver the completed Notice of Optional Conversion;

(3) if required, furnish appropriate endorsements and transfer documents to the Conversion Agent to the extent that Common Units issued, or cash paid by the Partnership, upon conversion of Preferred Units are to be issued in a name or paid to a Person other than the Holder; and

(4) pay all transfer or similar taxes, if any, required, under Section 8(b).

The date that a Holder satisfies the foregoing requirements, or the requirements set forth in Section 8(b), if applicable, is the “Optional Conversion Date.”

(b) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Preferred Unit, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Preferred Units in a name or names other than that of the Holder, which shall be paid by the converting Holder.

(c) Effective immediately prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date or Optional Conversion Date, distributions on the converted Preferred Units shall cease to accrue and the converted Preferred Units shall cease to be outstanding, in each case subject to the right of Holders of such converted Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to Section 7 hereof.

(d) As of 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date or Optional Conversion Date, as applicable, the issuance by the Partnership of Common Units upon conversion of Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Unit. Prior to 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date or Optional Conversion Date, as the case may be, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Preferred Units.

(e) In connection with the conversion of any Preferred Unit, no fractional Common Units shall be issued to the converting Holders. In lieu of any fractional Common Units issuable to a Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Holders, at its option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of that same fraction and the Closing Price of Common Units on the Trading Day immediately preceding the Mandatory Conversion Date or Optional Conversion Date, as applicable.

(f) If more than one Preferred Unit shall be surrendered for conversion at one time by or for the same Holder, the number of Common Units issuable upon conversion of those Preferred Units shall be computed on the basis of the aggregate number of Preferred Units so surrendered.

(g)   (i) With respect to any conversion of Preferred Units prior to the Mandatory Conversion Date,

(1) promptly following the relevant Optional Conversion Date, the Partnership shall (a) instruct the Conversion Agent to deliver or cause to be delivered to the converting Holder confirmation by book entry of the Common Units issued upon conversion of such Preferred Units and (b) instruct the Conversion Agent to deliver or cause to be delivered to the converting Holder confirmation of the number of Preferred Units held by the converting Holder that remain outstanding after the Conversion Date, and

(2) on the Business Day immediately following the relevant Optional Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Holder any cash payment for any fractional units that the Partnership is obligated to pay such converting Holder under Section 8(e).

       (ii) With respect to the mandatory conversion of Preferred Units under Section 7(a),

(1) promptly following the Mandatory Conversion Date, the Partnership shall instruct the Conversion Agent to deliver or cause to be delivered to the converting Holder confirmation by book entry of such conversion, representing the whole number of Common Units issuable upon conversion of such Preferred Units, and

(2) on the Business Day immediately following the Mandatory Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Holder any cash payment for any fractional units that the Partnership is obligated to pay such converting Holder under Section 8(e).

9.      Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Partnership in accordance with the provisions of this Section 9.

(a) If the Partnership issues Common Units as a distribution to all or substantially all holders of Common Units, or if the Partnership effects a split or combination of Common Units, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × OS1 / OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1 = the new Conversion Rate in effect taking such event into account;

OS0 = the number of Common Units outstanding immediately prior to the effective time of the adjustment relating to such event; and

OS1 = the number of Common Units outstanding immediately after the effective time of the adjustment relating to such event (giving effect to such distribution, split or share combination, as applicable, as of such effective time).

Any adjustment made pursuant to this Section 9(a) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date or the effective date of such split or combination, as applicable. If any distribution of the type described in this Section 9(a) is not so paid or made, or the outstanding Common Units are not split or combined, as the case may be, the new Conversion Rate shall be immediately readjusted, effective as of the date the General Partner determines not to pay such distribution or to effect such split or combination, to the Conversion Rate that would then be in effect if such distribution, split or combination had not been announced.

(b) If the Partnership issues to all or substantially all holders of Common Units any rights, warrants, options or other securities entitling them (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of Common

Units entitled to receive such rights, warrants, options or other securities) to subscribe for or purchase Common Units, or if the Partnership issues to all holders of Common Units securities convertible into Common Units (for a period of not more than 45 calendar days after the date fixed for the determination of the holders of Common Units entitled to receive such convertible securities), in either case at an exercise price per Common Unit or a conversion price per Common Unit less than the average of the Closing Prices of Common Units over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-distribution Date for such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1 = the new Conversion Rate in effect taking such event into account;

OS0 = the number of Common Units outstanding immediately prior to the effective time of the adjustment relating to such event;

X = the total number of Common Units issuable pursuant to such rights, warrants, options, convertible securities or other securities; and

Y = the number of Common Units equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, convertible securities or other securities and (B) the average of the Closing Prices of Common Units over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-distribution Date for such issuance.

Any adjustment made pursuant to this Section 9(b) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date. For purposes of this Section 9(b), in determining whether any rights, warrants, options, convertible securities or other securities entitle the holders of Common Units to subscribe for or purchase, or exercise a conversion right for, Common Units at less than the applicable average of the Closing Prices of Common Units, and in determining the aggregate exercise or conversion price payable for such Common Units, there shall be taken into account any consideration the Partnership receives for such rights, warrants, options, convertible securities or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the General Partner in good faith. If any rights, warrants, options, convertible securities or other securities described in this Section 9(b) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the General Partner publicly announces its decision not to issue such rights, warrants, options, convertible securities or other securities, to the Conversion Rate that would then be in effect without such issuance. If any rights, warrants, options, convertible securities or other securities described in this Section 9(b) are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new

Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if the adjustments made upon the issuance of such right, warrant, option, convertible security or other securities had been made on the basis of the delivery of only the number of Common Units actually delivered.

(c) (i) If the Partnership distributes evidences of its indebtedness or its other assets or property to all or substantially all holders of Common Units, excluding:

(A) distributions, rights, warrants, options, convertible securities or other securities as to which an adjustment was effected pursuant to Section 9(a) or (b) hereof,

(B) distributions paid exclusively in cash, and

(C) Spin-offs described in this Section 9(c),

then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where,

CR0 = the Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1 = the new Conversion Rate taking such event into account;

SP0 = the average of the Closing Prices of Common Units over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-distribution Date for such distribution; and

FMV = the Fair Market Value (as determined by the General Partner in good faith) of the evidences of indebtedness, assets or property distributed with respect to each outstanding Common Unit as of the Ex-distribution Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this Section 9(c)(i) shall be made successively whenever any such distribution is made and shall become effective immediately after 5:00 p.m., New York City time, on the Record Date.

(ii) If the Partnership distributes, to all holders of Common Units, common units of any class or series or any similar equity interest of or relating to a Subsidiary or other business unit of the Partnership, and such units or equity interests are listed for trading on a U.S. national securities exchange (a “Spin-off”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where,

CR0 = the Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1 = the new Conversion Rate taking such event into account;

FMV0 = the average of the Closing Prices of the equity interest distributed to holders of Common Units applicable to one Common Unit over the first ten consecutive Trading Day period commencing on, and including, the Trading Day following the effective date of such Spin-off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Prices of Common Units over the Valuation Period.

If the application of the foregoing formula would result in a decrease in a fixed conversion rate, no adjustment to the Conversion Rate shall be made. An adjustment to the Conversion Rate made pursuant to this Section 9(c)(ii) shall occur on the final Trading Day of the Valuation Period; provided, that in respect of any conversion of Preferred Units within the ten consecutive Trading Days immediately following the date of the Spin-off, references with respect to the Spin-off to “ten consecutive Trading Day period” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-off and the Mandatory Conversion Date or Optional Conversion Date, as applicable, in determining the Conversion Rate.

(iii) If any such distribution or distribution described in this Section 9(c) is not paid or made, the new Conversion Rate shall be readjusted, effective as of the date the General Partner publicly announces its decision not to pay such distribution or distribution, to the Conversion Rate that would then be in effect without such distribution or distribution.

(d) If the Partnership or any Subsidiary makes a payment in respect of a tender or exchange offer for Common Units (other than a tender offer solely to holders of fewer than 100 Common Units), to the extent that the cash and value of any other consideration included in the payment per Common Unit exceeds the average of the Closing Prices of Common Units over the ten consecutive Trading Day period commencing on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where,

CR0 = the Conversion Rate in effect immediately prior to the adjustment relating to such event;

CR1 = the new Conversion Rate taking such event into account;

AC = the Fair Market Value (as determined by the General Partner in good faith), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for units accepted for purchase or exchange in such tender or exchange offer;

OS0 = the number of Common Units outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

OS1 = the number of Common Units outstanding immediately after the Expiration Date (after giving effect to such tender offer or exchange offer); and

SP1 = the average of the Closing Prices of Common Units over the ten consecutive Trading Day period commencing on the Trading Day next succeeding the Expiration Date (such period, the “Tender Offer Valuation Period”).

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made. Any adjustment to the Conversion Rate made pursuant to this Section 9(d) shall become effective immediately after 5:00 p.m., New York City time, on the final Trading Day of the Tender Offer Valuation Period; provided, that in respect of any conversion within the ten consecutive Trading Days next succeeding the Expiration Date, references with respect to “ten consecutive Trading Day period” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date and the Mandatory Conversion Date, Optional Conversion Date or Reorganization Event Conversion Date, as applicable, in determining the Conversion Rate.

If the Partnership or one of its Subsidiaries is obligated to purchase Common Units pursuant to any such tender or exchange offer, but the Partnership, or such Subsidiary, is permanently prevented by applicable law from effecting any such purchase, or all such purchases are rescinded, then the new Conversation Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(e) Notwithstanding the provisions of this Section 9, no adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis and without converting their Preferred Units.

(f) Notwithstanding the provisions of this Section 9, no adjustment to the Conversion Rate need be made if the Common Units to be issued upon conversion will actually receive the consideration provided in, or be subject to, the transaction or event that would otherwise trigger the adjustment.

(g) No adjustment to the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate then in effect; provided, that any adjustments that by reason of this Section 9(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Partnership and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a unit, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Preferred Units.

(h) To the fullest extent permitted by law, the Partnership may (but is not required to) make such increases in the Conversion Rate, in addition to those required by this Section 9, as the General Partner considers to be advisable to avoid or diminish any income tax to holders of Common Units or rights to purchase Common Units resulting from any distribution or distribution of Common Units (or rights or warrants to acquire Common Unit) or from any event treated as such for income tax purposes. To the fullest extent permitted by applicable law, the Partnership from time to time may (but is not required to) increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the General Partner determines in good faith that such increase would be in the best interest of the Partnership, which determination shall be conclusive.

(i) If the Partnership shall be required to withhold taxes on constructive distributions to a Holder and the Partnership pays the applicable withholding taxes, the Partnership may, at its option, set off any such payment against cash, Common Units or other assets distributable or payable to such Holder.

(j) Whenever the Conversion Rate is adjusted as herein provided, the Partnership shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and a brief statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rates and may assume that the last Conversion Rates of which it has knowledge are still in effect. Promptly after delivery of such certificate, the Partnership shall prepare a notice of such adjustment of Conversion Rates setting forth the adjusted Conversion Rates and the date on which each adjustment becomes effective and shall promptly mail such notice of adjustment of the Conversion Rate to each Holder at its last address appearing in the Unit register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

10.    Conversion Upon Certain Reorganization Events. If an event described in Section 11(a) is anticipated to occur in which the Partnership is not the surviving entity, then the Partnership may, at its option, cause the conversion of all, but not less than all, outstanding Preferred Units (the “Reorganization Event Conversion”). The Reorganization Event Conversion shall occur on the effective date of such Reorganization Event (the “Reorganization Event Conversion Date”). If the Partnership exercises this option, each Holder of the Preferred Stock shall receive the Reference Property. In order for the Partnership to exercise its option for a Reorganization Event Conversion, the Partnership must provide written notice to the Holders not later than 30 days prior to the anticipated effective date of the Reorganization Event.

11.    Effect of Reclassification, Consolidation, Merger or Sale on Conversion.

(a) Subject to the Partnership’s right to convert the Preferred Units under Section 10, in the event of:

(i) any consolidation, merger or combination of the Partnership with or into another Person (other than a merger or consolidation in which the Partnership is the continuing Partnership and in which the Common Units outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Partnership or another Person);

(ii) any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Partnership to any other Person; or

(iii) any statutory exchange of the Partnership’s securities with another Person (other than in connection with a merger or acquisition covered by clause (i) above),

in each case where Common Units are exchanged for, or converted into, stock, securities, property or assets (including cash or any combination thereof) (a “Reorganization Event”), each Preferred Unit outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of securities, cash and other property that such Holder would have been entitled to receive if such Holder had converted its Preferred Units into Common Units immediately prior to such Reorganization Event (the “Reference Property”). In such event, on the Reorganization Event Conversion Date, the applicable Conversion Rate then in effect shall be applied to determine the amount and value of securities, cash or property a Holder would have received in such transaction (without interest thereon and without any right to distributions thereon which have a Record Date prior to the date such Preferred Units are actually converted).

(b) The Partnership shall cause notice of the application of this Section 11 to be delivered to each Holder at the address of such Holder within twenty (20) days after the occurrence of any of the events specified in Section 11(a). Failure to deliver such notice shall not affect the legality or validity of any conversion pursuant to this Section 11.

(c) The above provisions of this Section 11 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, provided, that if this Section 11 applies to any event or occurrence, Section 10 shall not apply to such event or occurrence.

12.    Notices. The Partnership shall distribute to the Holders of Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such holders of such Common Units.

13.    No Reissuance. No Preferred Units acquired by the Partnership by reason of redemption, purchase, conversion or otherwise shall be reissued.

14.    No Senior Securities; Ranking. While any Preferred Units remain outstanding, the Partnership and its subsidiaries shall not, without the affirmative vote of the Holders of at least 75% of the outstanding Preferred Units, issue any equity securities ranking senior to, or pari passu with, the Preferred Units with respect to liquidation preference or distributions.

15.    Transfers. No Preferred Unit shall be transferable by any Holder of Preferred Units, except to an Affiliate thereof.

16.    Severability of Provisions. If any right, preference or limitation of the Preferred Units set forth in this Certificate of Designation (as this Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been duly executed as of the date first above written.

ATLAS RESOURCE PARTNERS, L.P.

By:	ATLAS RESOURCE PARTNERS GP, LLC, its General Partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

NOTICE OF OPTIONAL CONVERSION

The undersigned hereby irrevocably elects to convert the                                  (the “Preferred Units”), represented by book entry with the Partnership’s transfer agent, into Common Units of                                              . Unless otherwise specified below, the undersigned elects to convert all Preferred Units represented by book entry. If units are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

If required by the terms of the Preferred Units, the undersigned is also delivering to the Partnership a cash payment equal to the amount of distributions payable on the Preferred Units being converted.

The Partnership is not required to issue Common Units until the original Preferred Unit to be converted, the required cash payment, if any, and required transfer taxes, if any, are received by the Partnership or its transfer agent.

Name of registered holder of Preferred Units to be converted:

Signature:

Name:

Address:

Fax No.:

Number of Preferred Units to be converted (if less than all units represented by book entry with the Partnership’s transfer agent):

Name of the Person in which Common Units issuable upon conversion are to be issued (if different from the undersigned):